Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed as follows:

Section 3.08, Contract Reserve, subsection (e) is amended and restated as follows:

         (e) a charge determined as $30 times the number of Participants on the Effective Date, up to a maximum, of $240, imposed on each anniversary of the Effective Date when the Plan is one described in Section 3.03; minus


Endorsed and made a part of this contract as of May 1, 1993.



                                  /s/ G. G. Benanav
                                  President
                                  Aetna Life Insurance and Annuity Company